Exhibit 99.1
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[LOGO]  EAGLE SUPPLY GROUP, INC.


CONTACT:                                      INVESTOR RELATIONS COUNSEL:
Douglas P. Fields, Chairman and CEO           The Equity Group Inc.
Frederick M. Friedman, Executive VP and CFO   Adam Prior
Tel:  212-986-6190                            Tel: 212-836-9606
Fax: 212-972-0326                             Devin Sullivan
www.eaglesupplygroup.com                      Tel: 212-836-9608
------------------------                      www.theequitygroup.com
                                              ----------------------

                      FOR IMMEDIATE RELEASE
                      ---------------------

     EAGLE SUPPLY GROUP, INC. REPORTS FIRST QUARTER RESULTS
     ------------------------------------------------------

    *  $2.7 Million Reduction in Operating Expenses on Annualized
       Basis
       ----------------------------------------------------------

    *  Revenues Average More Than $20 Million Per Month For First
       Quarter of FY 2003
       ----------------------------------------------------------

    *  Profitable October with Revenues Exceeding $20 Million
       ------------------------------------------------------

NEW YORK, N.Y. -- November 14, 2002 -- Eagle Supply Group, Inc.
("Eagle" or the "Company") (NASDAQ SmallCap: EEGL and EEGLW; BSE: EGL and EGLW), one of the largest wholesale distributors of residential roofing and masonry supplies and related products in the United
States, today announced financial results for its fiscal first quarter ended September 30, 2002.

For the fiscal first quarter ended September 30, 2002, revenues totaled $62 million compared to $67.6 million for the quarter ended September 30, 2001. The Company reported a net loss of $227,000, or $0.03 per diluted share for the current quarter, compared to net income of $1.4 million, or $0.16 per diluted share, for the comparable quarter last year. The net loss may be attributed to economic softening and increased competitive pressures during the quarter within the wholesale roofing, drywall and masonry distribution industry in a number of markets in which the Company competes. Eagle operated profitably in September, the final month of the first quarter and the first full month in which the Company's previously announced expense reduction program began to take effect. The weighted average number of shares used in the fiscal 2003 first quarter were 9,055,455, up from the 8,510,000 shares used in the fiscal 2002 first quarter.

Eagle announced during the quarter that expense reductions in process since June 30, 2002 should reduce its operating expenses inclusive of payroll and other items, when fully implemented, by approximately $2.7 million on an annualized basis.

Commenting on the financial results, Douglas P. Fields, Chairman and Chief Executive Officer, stated, "The initiatives that management put in place during the first quarter and in October are beginning to take effect, as reflected in our achieving profitable operations in both September and October based on internal, unaudited, management financial information. Eagle intends to keep operating expenses in line with the level of our current business operations, and we intend to take an aggressive approach to operate Eagle profitably for fiscal year 2003 regardless of the economic environment."

Jim Helzer, Eagle's President and Chief Operating Officer, added, "The Company remains committed to its strategy of opening distribution centers in regions where Eagle can achieve profitable operations within a short


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Eagle Supply Group, Inc.                                        Page 2
November 14, 2002


period of time. Eagle opened four new distribution centers during the fourth quarter of last fiscal year. These distribution centers began generating revenues in the first quarter of fiscal 2003. We intend to open at least one new distribution center during the second quarter and to close any distribution center when we believe that the resources committed to it can be more effectively deployed elsewhere."

Mr. Helzer continued, "We have developed a quarter-to-quarter plan to address our operating expenses and our levels of gross profit margins. We intend to improve our profitability not only by reducing expenses but, as the fiscal year progresses, by taking steps to improve our margins. Such steps will include improving our product mix in certain market areas, relinquishing or repricing some lower margin business, and repricing our product lines at appropriate opportunities. We will continue to review our operations on a daily basis with the objective of maintaining tight operations in all areas and the further objective that our year-over-year quarterly comparisons will turn favorable in the future."

Mr. Fields continued, "As a result of the reduction in operating expenses and other items, the Company operated profitably (based on internal, unaudited results) in October 2002, the first month of our fiscal 2003 second quarter. Revenues, on a preliminary basis, also exceeded $20 million for the month, although revenues for October 2002 were below the level of revenues in October 2001. Of course, these results cannot be viewed as indicative of any results likely to be achieved by the Company during this fiscal quarter, six-month period or fiscal year. For the current fiscal year, we are seeking to maintain our annual profitability, maximize our efficiency, consolidate the previous gains in our business, rationalize our operations, and grow as well as we are able in the current economic environment."

Mr. Fields concluded, "I have been asked to quantify the possible pro-forma 'add-backs' that may be made to Eagle's reported income by either a potential financial buyer or strategic buyer as discussed in Eagle's October 22, 2002 press release. Needless to say, any such discussion is highly speculative, but it would not be unreasonable to assume such potential add-backs by a potential financial buyer in the low seven-figure amount and by a potential strategic buyer in the mid-seven figure area. Of course, there can be no assurance that Eagle will receive a serious proposal to be acquired, that any such proposal would be potentially acceptable to Eagle, that Eagle would pursue such a proposal, that any such proposal would be based upon any pro-forma add-backs, or that any such proposal would be consummated."

Eagle's balance sheet was strong at September 30, 2002. The Company had cash and cash equivalents of $3.5 million, working capital of more than $44.2 million, a current ratio of 2.28:1 and shareholders' equity of approximately $21.5 million, or $2.37 per share. In addition, the Company noted a number of facts relating to Eagle that management believes are significant in this economic environment:

  * At September 30, 2002, Eagle had $0.39 per share of cash and cash equivalents ($3.5 million) on its balance sheet for each of Eagle's 9,055,455 common shares outstanding on that date.

  *  Eagle's net book value per share at September 30, 2002 was $2.37.

  * At September 30, 2002, Eagle reported reserves for doubtful accounts and notes receivable of $5.2 million, compared to approximately $2.8 million at September 30, 2001.

Eagle, with its corporate executive offices in New York City and operations headquarters in Mansfield, Texas, is one of the largest wholesale distributors of roofing, drywall and masonry supplies and related products in the United States. Eagle sells primarily to contractors, subcontractors and builders engaged in roofing and masonry repair and construction of new residences and commercial properties. The Company sells its products through its own distribution facilities and direct sales force. Eagle currently operates a network of 36

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Eagle Supply Group, Inc.                                        Page 3
November 14, 2002


distribution centers in 12 states, including locations in Florida (9), Texas (12), Colorado (5), Alabama (2) and one each in Illinois,
Indiana, Iowa, Kentucky, Minnesota, Mississippi, Missouri and
Nebraska.

This document includes statements that may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical facts. Accordingly, statements that are based on management's projections, estimates, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as "will," "should," "would," "could," and "may." These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors that could cause our or our industry's actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on behalf of Eagle Supply Group, Inc. and could cause our financial condition, results of operations, or cash flows to be materially adversely affected. In evaluating these statements, some of the factors that you should consider include the following:

  * general economic and market conditions, either nationally or in the markets where we conduct our business, may be less favorable than expected;
  * we may be unable to find suitable equity or debt financing when needed on terms commercially reasonable to us;
  * we may be unable to locate suitable facilities or personnel to open or maintain distribution center locations;
  * we may be unable to identify suitable acquisition candidates or, if identified, unable to consummate any such acquisitions;
  * there may be interruptions or cancellations of sources of supply of products to be distributed or significant increases in the costs of such products;
  * there may be changes in the cost or pricing of, or consumer demand for, our industry's distributed products;
  * we may be unable to collect our accounts or notes receivables when due or within a reasonable period of time after they become due and payable;
  *  there may be a significant increase in competitive pressures; and
  * there may be changes in accounting policies and practices, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board.

Please see the "Risk Factors" in Eagle's filings (including Forms 10-K and registration statements) with the Securities and Exchange Commission for a description of some, but not all, risks, uncertainties and contingencies. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

                          (Tables follow)

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Eagle Supply Group, Inc.                                       Page 4
November 14, 2002


                    EAGLE SUPPLY GROUP, INC.


                                 CONDENSED STATEMENTS OF  OPERATIONS
                                              (Unaudited)

                                   Three Months Ended September 30,
                                 ----------------------------------
                                     2002                 2001
                                 -------------        -------------
Revenues                         $  62,006,962        $  67,613,939
                                 -------------        -------------

Income from Operations           $      97,787        $   2,711,644
                                 -------------        -------------

Net (Loss) Income                $    (226,978)       $   1,352,032
                                 -------------        -------------

Basic and Diluted Net (Loss)
  Income per Share               $       (0.03)       $        0.16
                                 -------------        -------------

Common Shares Used in Basic and
   Diluted Net (Loss) Income
   Per Share                         9,055,455            8,510,000
                                 -------------        -------------


                                    SELECTED BALANCE SHEET DATA

                                 September 30,          June 30,
                                     2002                 2002
                                  (Unaudited)           (Audited)
                                 -------------        -------------
Cash and Cash Equivalents        $   3,549,621        $   5,355,070
                                 -------------        -------------

Total Current Assets             $  78,894,142        $  81,605,460
                                 -------------        -------------

Total Assets                     $  96,739,441        $  99,699,035
                                 -------------        -------------

Total Current Liabilities        $  34,671,999        $  36,417,032
                                 -------------        -------------

Total Liabilities                $  75,260,875        $  77,988,467
                                 -------------        -------------

Shareholders' Equity             $  21,478,566        $  21,710,568
                                 -------------        -------------


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